SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Sectioin 240.14a-12

                                 Equitex, Inc.
                                 -------------
                (Name of Registrant as Specified in its Charter)

                              John W. Kellogg, Esq.
                               RaLea, Sluga, Esq.
                  Friedlob Sanderson Paulson & Tourtillott, LLC
                               1400 Glenarm Place
                             Denver, Colorado 80111
                                 (303) 571-1400
                                 (303) 595-3970
                   ------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1) Title of each class of securities to which transaction applies:
         ______________________________________________________________
     (2) Aggregate number of securities to which transaction applies:
         ______________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuat to Exchange Act Rule 0-11:____________________________
     (4) Proposed Maximum aggregate value of transaction:______________
     (5) Total Fee Paid:_______________________________________________

[ ] Fee previously paid with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by regitration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:__________________________________
(2) Form, Schedule or Registration Statement No.:____________
(3) Filing Party:____________________________________________
(4) Date Filed:______________________________________________

                                  EQUITEX, INC.
                            7315 EAST PEAKVIEW AVENUE
                            ENGLEWOOD, COLORADO 80111

--------------------------------------------------------------------------------

                    Notice of Annual Meeting of Stockholders
                         To Be Held on December 27, 2002
--------------------------------------------------------------------------------

                                                               November 27, 2002
To the Stockholders of Equitex, Inc.

         An Annual Meeting of Stockholders of Equitex, Inc., a Delaware corporation, will be held at the offices of Friedlob Sanderson Paulson & Tourtillott, LLC located at 1775 Sherman Street, Twenty-first Floor, Denver, Colorado, 80203, on December 27, 2002 at 9:00 a.m. Mountain Standard Time, to consider and take action on the following matters:

         1. The election of five directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.

         2. A proposal to amend Paragraph Four of the Certificate of Incorporation to cause a one share for six share reverse stock split of Equitex's common stock to reduce the number of outstanding shares of Equitex's common stock from _____ shares to approximately ____ shares and the number of treasury shares of Equitex's common stock from ____ shares to approximately ____ shares, and to keep the authorized shares of common stock of Equitex at 50,000,000 shares. Fractional shares resulting from the reverse stock split will be rounded to the closest whole share of common stock.

         3. A proposal to ratify the appointment of Gelfond Hochstadt Pangburn, P.C. as the independent auditors of Equtiex for the year ending December 31, 2002.

         4. Such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

         Stockholders holding shares of common stock of record at the closing of business on November 22, 2002, will be entitled to receive notice of and vote at the meeting.

         Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time by following the instructions provided in this proxy statement.


                                             By Order of the Board of Directors:

                                             Thomas B. Olson
                                             Secretary

         YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                             Your vote is important.

                                  EQUITEX, INC.
                            7315 EAST PEAKVIEW AVENUE
                            ENGLEWOOD, COLORADO 80111
--------------------------------------------------------------------------------

                                 Proxy Statement
                         Annual Meeting of Stockholders
                                December 27, 2002
--------------------------------------------------------------------------------


To our Stockholders:

         This proxy statement is furnished to stockholders of Equitex, Inc. ("Equitex"), a Delaware corporation in connection with the solicitation of proxies by and on behalf of Equitex's board of directors for use at the Annual Meeting of Stockholders of Equitex to be held on December 27, 2002 at the offices of Friedlob Sanderson Paulson & Tourtillott, LLC located at 1775 Sherman Street, Twenty-first Floor, Denver, Colorado, 80203, at the time and for the purposes set forth in the accompanying notice of annual meeting of stockholders. This proxy statement, the accompanying proxy card and the notice of annual meeting, hereinafter referred to as the proxy materials, will be first sent to stockholders on or about November 27, 2002.

                              AVAILABLE INFORMATION

         Equitex is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549 or at the Regional Offices of the Securities and Exchange Commission which are located as follows:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Securities and Exchange Commission at prescribed rates. Written requests for such material should be addressed to the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, NW, Washington, DC 20549. The Securities and Exchange Commission maintains a Web site that contains reports, proxy statements and other information filed electronically by Equitex with the Securities and Exchange Commission which can be accessed over the Internet at http://www.sec.gov.

GENERAL INFORMATION

         As of the close of business on November 22, 2002, the record date for entitlement to notice of a vote at the annual meeting, Equitex had outstanding __________ shares of common stock, $.02 par value per share. The presence, in person or by proxy, of holders of one-third of the shares of common stock entitled to vote at the annual meeting constitutes a quorum for the transaction of business at the annual meeting.

         Each share of common stock outstanding on the record date is entitled to one vote on each matter presented at the annual meeting.

         Abstentions will be treated as shares present or represented and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the stockholders. As to any shares a broker indicates on its proxy that it does not have the authority to vote on any particular matter because it has not received direction from the beneficial owner thereof, said shares will not be counted as voting on a particular matter.

         A stockholder who gives a proxy may revoke it at any time before it is voted by giving notice of the revocation thereof to the secretary of Equitex, by filing another proxy with the secretary or by attending the annual meeting and voting in person. All properly executed and unrevoked proxies delivered pursuant to this solicitation, if received in time, will be voted in accordance with the instructions of the beneficial owners contained thereon.

         Equitex will bear the cost of the solicitation. In addition to solicitation by mail, Equitex will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of Equitex's common stock for whom they hold shares and will reimburse them for their reasonable expenses in so doing.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         Set forth below is certain information as of September 30, 2002, with respect to ownership of Equitex's common stock held of record or beneficially by
(i) Equitex's executive officers, (ii) each director of Equitex, (iii) each person who owns beneficially more than five percent of Equitex's outstanding common stock; and (iv) all directors and executive officers as a group:

Name and Address of            Shares of       Shares of         Shares of          Total       Percentage of
Beneficial Owner               Common          Common Stock      Common                         Common Stock
                               Stock Owned     Underlying        Stock                          Owned (6)
                               (1)             Options (1)       Underlying
                                                                 Warrants (1)
--------------------------------------------------------------------------------------------------------------
Henry Fong                     606,375 (3)       945,700 (2)        49,239        1,601,314          6.36%
7315 East Peakview Ave.
Englewood, CO 80111

Russell L. Casement                121,795       365,900 (4)           759          488,454          1.99%
1355 S. Colorado Blvd.,
Suite 320
Denver, CO   80222

Aaron A. Grunfeld                   32,700       379,500 (5)             0          412,200          1.68%
10390 Santa Monica
Blvd., Fourth Floor
Los Angeles, CA   90025

Joseph W. Hovorka                    6,477            11,000           477           17,954          0.07%
1930 S. Kearney Way
Denver, CO 80224

Thomas Olson                             0            66,300             0           66,300          0.27%
7315 East Peakview
Avenue
Englewood, CO 80111

James P. Welbourn                  859,467                 0       373,206        1,232,673          5.02%
11100 Wayzata Blvd.
Suite 111
Minnetonka, MN 55305

Scott A. Lucas                   1,088,367                 0       579,001        1,667,368          6.73%
934 Skye Lane
Palm Harbor, Florida
34683

Charles R. Darst                   902,097                 0       485,026        1,387,123          5.62%
734 Weadon Drive
Clearwater, FL 34625

Dia Erickson                       896,897                 0       488,026        1,384,923          5.61%
2196 Feather Sound Dr.
Clearwater, FL 33762

All officers and directors       2,715,181         1,768,400     1,002,682        5,486,263         20.35%
as a group (seven
persons)

----------------

(1)  The beneficial owners exercise sole voting and investment power.
(2)  Shares underlying options granted under the 1999 Stock Option Plan.
(3) Includes shares owned by a corporation in which Mr. Fong is an officer and director.

(4) Includes 36,400 shares underlying options granted under our 1993 Stock Option Plan for Non-Employee Directors and 329,500 shares underlying options granted under the 1999 Stock Option Plan.
(5) Includes 50,000 shares underlying options granted under our 1993 Stock Option Plan for Non-Employee Directors and 329,500 shares underlying options granted under our 1999 Stock Option Plan.
(6) As of September 30, 2002, 24,183,565 shares of Equitex's common stock were outstanding.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The following five persons are to be elected as directors of Equitex for a term of one year and until the election and qualification of their successors: Henry Fong, Russell L. Casement, Aaron A Grunfeld, Joseph W. Hovorka and James P. Welbourn. These five directors will constitute the entire board of directors of Equitex. Mr. Scott A. Lucas is not standing for re-election. The persons named in the proxy intend to vote for Messrs. Fong, Casement, Grunfeld, Hovorka and Welbourn who have been recommended for election by the board of directors unless a stockholder withholds authority to vote for any or all of the nominees. If any nominee is unable to serve or, for good cause, will not serve, the persons named in the proxy reserve the right to substitute another person of their choice as nominee in his place. Each of the nominees has agreed to serve, if elected.

VOTE REQUIRED

         A majority of the votes cast at the meeting by stockholder entitled to vote thereon will be required for election to the board of directors.

                    INFORMATION ABOUT DIRECTORS AND OFFICERS

         HENRY FONG, Age 66

         Mr. Fong has been the president, treasurer and a director of Equitex since its inception. Mr. Fong has been President and a Director of Torpedo Sports USA, Inc. since March 2002. Torpedo Sports USA, Inc. is a manufacturer and distributor of recreational equipment. From December 2000 to January 2002, Mr. Fong was a director of Popmail.com, Inc., a publicly traded Internet marketing company. From January 1993 to January 20, 1999, Mr. Fong was chairman of the board and chief executive officer of California Pro Sports, Inc., a publicly traded manufacturer and distributor of in-line skates, hockey equipment and related accessories. From 1959 to 1982 Mr. Fong served in various accounting, finance and budgeting positions with the Department of the Air Force. During the period from 1972 to 1981 he was assigned to senior supervisory positions at the Department of the Air Force headquarters in the Pentagon. In 1978, he was selected to participate in the Federal Executive Development Program and in 1981, he was appointed to the Senior Executive Service. In 1970 and 1971, he attended the Woodrow Wilson School, Princeton University and was a Princeton Fellow in Public Affairs. Mr. Fong received the Air Force Meritorious Civilian Service Award in 1982. Mr. Fong has passed the uniform certified public accountant exam. In March 1994, Mr. Fong was one of twelve CEOs selected as Silver Award winners in FINANCIAL WORLD magazine's corporate American "Dream Team."

         THOMAS B. OLSON, Age 36

         Mr. Olson has been secretary of Equitex since January 1988. From February 1990 to February 2000, Mr. Olson was a director, and from May 1994 to February 2000 secretary, of Immune Response, Inc. a publicly held investee of Equitex which merged with Opticon Medical, Inc., in February 2000. Mr. Olson has attended Arizona State University and the University of Colorado at Denver.

         AARON A. GRUNFELD, Age 55

         Mr. Grunfeld has been a director of Equitex since November 1991. Mr. Grunfeld has been engaged in the practice of law for the past 29 years and has been of counsel to the firm of Resch Polster Alpert & Berger, LLP, Los Angeles, California since November 1995. From April 1990 to November 1995, Mr. Grunfeld was a member of the firm of Spensley Horn Jubas & Lubitz, Los Angeles, California. Mr. Grunfeld received an A.B. in Political Science from UCLA in 1968 and a J.D. from Columbia University in 1971. He is a member of the California Bar Association.

         RUSSELL L. CASEMENT, Age 58

         Dr. Casement has been a director of Equitex since February 1989. Since 1969, Dr. Casement has been the president of his own private dental practice, Russell Casement, D.D.S., P.C., in Denver, Colorado. Dr. Casement earned a Doctor of Dental Science degree from Northwestern University in 1967. Dr. Casement is a member of the American Dental Association, the Colorado Dental Association and the Metro Denver Dental Association.

         JOSEPH W. HOVORKA, Age 72

         Mr. Hovorka became a director of Equitex on June 21, 2001. From September 1987 to February 2000, Mr. Hovorka was a director, and from February 1990 to February 2000 was president, chief executive officer, chief financial officer, and treasurer of Immune Response, Inc., a publicly-held company which merged with Opticon Medical, Inc. in February 2000. From 1989 to 1993, Mr. Hovorka served as president, chief operating officer, and treasurer and was a director of William's Controls, Inc., a publicly-held manufacturer of pneumatic, electronic and hydraulic controls for trucks, buses, mining, construction and refuse collection vehicles. Mr. Hovorka also served as president and was a director of Enercorp, Inc., a publicly-held investment company from July 1986 until June 1993. From September 1990 until June 1993 Mr. Hovorka served as president and was a director of Ajay Sports, Inc., a publicly-traded manufacturer of golf bags and accessories. Mr. Hovorka had been engaged in commercial and business banking for over thirty years.

         JAMES P. WELBOURN, Age 53

         Mr. Welbourn became a director of Equitex in December 2001 and has been the chief executive officer, president and director of Equitex's wholly owned subsidiary Chex Services, Inc., since June of 1992. From 1971 through 1985, Mr. Welbourn held various positions at AT&T, where he last served as District Manager for New Product Introductions. From 1985 through 1992 Mr. Welbourn served as president of Gamest, Inc., a specialty retailing company. Prior to joining Chex Services, Mr. Welbourne provided financial consulting services to emerging companies in various industries from 1989 through 1992. Mr. Welbourn has consistently been awarded the distinction of "Honored Professional" in the National Register's Who's Who in Executives and Professionals from 1996 through 2002. Mr. Welbourn received a B.A. in Speech Education from Marquette University in 1971 and an M.B.A. in Organizational Development from George Williams College in 1985.

         SCOTT A. LUCAS, Age 51

         Mr. Lucas became a directors of Equitex in December 2001. Mr. Lucas has been a director of Key Financial Systems, Inc. and Nova Financial Systems, Inc. since their inception. Since September of 1998 he has served as president of Key Financial Systems, Inc. He has served in the same capacities for Nova Financial Systems, Inc. since its inception. From 1993 through 1997 Mr. Lucas held various executive management positions with First National Bank of Marin and its affiliates. In all, Mr. Lucas has more than 26 years experience in the financial services industry, where he has held positions as president, chief operations officer, chief financial officer, vice president and other management positions in banking and insurance. Mr. Lucas received a B.S. in Business Administration from the University of California, Berkeley in 1973.

MEETINGS OF THE BOARD OF DIRECTORS

         During the last full fiscal year, Equitex held six meetings of the board of directors and took action through unanimous consent on fifteen separate occasions.

AUDIT AND NOMINATING COMMITTEES

         Equitex has appointed an audit committee currently consisting of Dr. Casement as chairman, Mr. Hovorka and Mr. Grunfeld. All members of the audit committee are independent, as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. Equitex does not have a nominating committee of the board of directors, or any other committees performing similar functions.

         The audit committee has a written charter, which was filed as Exhibit A to the 2000 Annual Meeting Proxy Statement, as filed with the Securities and Exchange Commission on November 30, 2000 (File No. 000-13374). The audit committee reviews and approves the scope of the annual audit undertaken by Equitex's independent public accountants and meets with them as necessary to review the progress and results of their work as well as any recommendations they may make. The audit committee also reviews the fees of the independent public accountants and recommends to the board of directors the appointment of independent public accountants. In connection with the internal accounting controls of Equitex, the audit committee reviews internal control and reporting systems in conjunction with management and the accountants.

         During the year ended December 31, 2001, the audit committee formally met six times.

REPORT OF AUDIT COMMITTEE

         The audit committee has discussed with the independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented. The audit committee has received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountant the independent accountants' independence. The audit committee has reviewed and discussed the financial information for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, as well as the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 with management of Equitex. In accordance with its charter, the audit committee reviewed and discussed the audited financial statements for the year ended December 31, 2001 with management of Equitex. The audit committee recommended to the board of directors that the audited financial statements be included in Equitex's annual report on Form 10-K for the year ended December 31, 2001.

                                                      Russell L. Casement
                                                      Aaron A. Grunfeld
                                                      Joseph W. Hovorka

COMPENSATION COMMITTEE

         Equitex has appointed a compensation committee currently consisting of Mr. Grunfeld as chairman and Dr. Casement.

         The compensation committee reviews Equitex's compensation arrangements as necessary and makes recommendations to the board of directors.

         During the year ended December 31, 2001, the compensation committee took action through unanimous written consent on one occasion.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         In January 1998, the compensation committee of our board of directors retained an independent consultant to review the President's compensation. The compensation committee directed the consultant to review both the salary and bonus structure. The independent consultant analyzed the compensation structure and compared it to the compensation structures of companies similar to us. The consultant recommended no change in the President's salary but did recommend an annual bonus plan equal to 1% of our total assets combined with 5% of the increase in the market value of our common stock not held by the President. The bonus was calculated and paid quarterly from January 1 to December 31 of any fiscal year based on a formula provided by the consultant. The compensation committee felt this compensation arrangement, tied primarily to the market performance of our common stock while including incentives for increases in assets, was the most equitable method for compensating the President. This provided a quantitative measure on which to reward the President's performance, by directly emphasizing market performance, which correlates directly with the expectations and goals of us and our stockholders.

         This plan was in place until June 30, 2001. At that time, the President approached the compensation committee and voluntarily proposed an end to the bonus portion of his compensation in connection with the acquisition of Key Financial Systems and Nova Financial Systems. The compensation committee agreed and therefore for the period from July 1, 2001 until the compensation committee reviews the compensation arrangements in 2002, the President will receive an annual salary of $183,013 and no bonus.

                                                      Aaron A. Grunfeld
                                                      Russell L. Casement

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         Henry Fong, the President and only officer of Equitex whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2001, received an annual salary of $183,013. Beginning July 1, 2001, the only compensation Mr. Fong receives from Equitex is his annual salary, which presently remains $183,013 for the year ending December 31, 2002. Of the compensation expense to Mr. Fong during 2001, $76,255 was expensed during the period from August 6, 2001 to December 31, 2001 following our merger with Key and Nova, $61,004 of which was accrued and remains unpaid.

         In January 1998, the compensation committee of our board of directors retained an independent consultant to review the President's compensation. As a result of that review, a new compensation arrangement was instituted based on recommendations made by the independent consultant. In addition to Mr. Fong's annual salary, beginning January 1, 1998 and ended June 30, 2001, Mr. Fong received an annual bonus equal to 1% of the total assets combined with 5% of the increase in the market value of Equitex's common stock, excluding shares owned by him, calculated quarterly from January 1 to December 31 of any fiscal year. If there was a negative computation in any given quarter, no bonus was accrued and that negative amount was carried forward to offset the subsequent quarter's bonus during the fiscal year. Negative amounts were not accumulated nor carried into subsequent fiscal years. During the year ended December 31, 2001, this bonus totaled $223,294. Following the acquisition of Nova and Key in August 2001, Mr. Fong, in consultation with the compensation committee, agreed to end the bonus plan beginning July 1, 2001. In addition, all accrued bonuses due under the plan became the responsibility of Equitex 2000 following the spin-off in August 2001.

         There is no retirement or pension plan for Equitex President, Mr. Fong. In April 1992, we obtained a life insurance policy with retirement benefits for Mr. Fong, which pays his beneficiary $2,600,000 in the event of Mr. Fong's death or provides for retirement benefits for Mr. Fong upon his retirement, provided he is at least 65, utilizing the cash value of the policy at that time. This benefit was provided to Mr. Fong in consideration of his nineteen years of service to Equitex and in anticipation of his serving until retirement. All liabilities under this plan were transferred to Equitex 2000 in the spin-off transaction that took place effective August 6, 2001. The annual premium on this policy was $105,414 per year for such period as may be necessary to fully fund the policy, and was considered other future compensation to Mr. Fong in previous years.

SUMMARY COMPENSATION TABLE

         The following table sets forth information regarding compensation paid to the officers of Equitex during the years ended December 31, 2001, 2000 and 1999:

                                                                                         Long-Term
                                                                                        Compensation
                                                 Annual Compensation                       Awards
                                        -----------------------------------------
Name and principal                                                   Other annual   Securities underlying     All other
position                    Year        Salary          Bonus        compensation       Options/SARs        compensation
                                         ($)             ($)             ($)                 (#)                 ($)
--------------------------------------------------------------------------------------------------------------------------
Henry Fong,                 2001         76,255              0             0                      0                 0
President, Treasurer        2000        183,013        161,668             0                476,000        165,000(2)
Principal Executive         1999        183,013        883,164             0                469,700        165,000(2)
Officer and
Accounting Officer

Scott A. Lucas              2001        130,000              0             0                      0                 0
President-Key               2000        130,000              0             0                      0                 0
                            1999        130,000              0             0                      0                 0

Robert Darst                2001        130,000              0             0                      0                 0
Director of                 2000        130,000              0             0                      0                 0
Marketing-Key               1999        130,000              0             0                      0                 0

(1) Includes salary paid and accrued during the period from August 6, 2001 to December 31, 2001 following our merger with Key and Nova.
(2) Includes payments and tax liability on the life insurance policy as discussed above in "Compensation of Directors and Executive Officers."


AGGREGATED OPTION/SAR EXERCISES IN 2001 AND FY-END OPTION/SAR VALUES

                                                 Number of Securities       Value of Unexercised In-the-
                                                Underlying Unexercised           Money Options/SARs
                                               Options/SARs at Year-End            at Year-End(#)
              Shares
           acquired on      Value Realized        (#) Exercisable         (#) Exercisable /Unexercisable
Name       exercise (#)           ($)              /Unexercisable
--------------------------------------------------------------------------------------------------------
Henry          -0-                 -0-               945,700/-0-                      $-0-/-0-
Fong

PERFORMANCE GRAPH

                 12/29/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
                 --------   --------   --------   --------   --------   --------
Nasdaq US          100.00     122.48     172.68     320.83     192.98     153.12

Nasdaq Financial   100.00     152.93     148.57     147.58     159.40     175.37

Equitex            100.00      44.84     379.21     441.26     265.47     199.67


COMPENSATION OF DIRECTORS

         Each independent member of our board of directors, Messrs. Russell L. Casement, Aaron A. Grunfeld and Joseph W. Hovorka, receive $10,000 per year payable monthly and $500 for each board of director's meeting attended either in person or by telephone. For the year ended December 31, 2001, Messrs. Casement and Grunfeld each received a total of $16,000 while Mr. Hovorka received $14,500. Members of our board of directors also receive reimbursement for expenses incurred in attending board meetings.

         The 1993 Stock Option Plan for Non-Employee Directors reserved an aggregate of 250,000 shares of common stock for issuance pursuant to the exercise of stock options that may be granted to non-employee directors. On July 5, 1995, an order was issued by the Securities and Exchange Commission authorizing the 1993 Stock Option Plan for Non-Employee Directors and the options granted thereunder. The 1993 Stock Option Plan for Non- Employee Directors was for a ten-year term commencing July 5, 1995. Each non-employee director automatically, as of the July 5, 1995, was granted an option to purchase 50,000 shares of common stock at $3.00 per share. This plan was terminated effective with the creation of the 1999 Stock Option Plan described below.

         On June 2, 1998, our board of directors authorized the granting of 75,000 options to purchase common stock to each of our two independent directors at $3.19 per share for a period of five years. The grant of these options was contingent upon the successful withdrawal as a business development company. On January 4, 1999, we filed for withdrawal as a business development company.

         On January 5, 1999, our board of directors adopted a new stock option plan, the 1999 Stock Option Plan. On January 5, 1999, our two independent directors each received options to purchase 158,700 shares of common stock at an exercise price of $6.75 per share expiring on January 5, 2004. These options were granted in lieu of the 75,000 options at $3.19 per share authorized on June 2, 1998, which were canceled. In addition, each director received 86,800 options to purchase 86,800 shares of common stock at an exercise price of $6.75 per share under the 1999 Plan.

         On April 17, 2000, our board of directors granted 84,000 options to purchase common stock to each of our two independent directors at that time. These options, granted under the 1999 Stock Option Plan, are exercisable at $5.50 per share and expire on April 17, 2005. On June 21, 2001, our board of directors granted 11,000 options to purchase common stock to Mr. Hovorka. These options, granted under the 1999 Stock Option Plan, are exercisable at $6.00 per share and expire on June 21, 2006.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         There is no compensation plan or arrangement with respect to any executive officer which plan or arrangement results or will result from the resignation, retirement or any other termination of such individual's employment with Equitex. There is no plan or arrangement with respect to any such persons, which will result from a change in control of Equitex or a change in the individual's responsibilities following a change in control.

    COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of our voting securities to file reports of their ownership and changes in such ownership with the Securities and Exchange Commission. The Securities and Exchange Commission's regulations also require that such persons provide Equitex with copies of all
Section 16 reports they file. Based solely upon our review of such reports received by us, or written representations from certain persons that they were not required to file any reports under Section 16, we believe that, during 2001, our officers and directors have complied with all Section 16 filing requirements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

         We currently lease approximately 1,800 square feet of office space in Greenwood Executive Park, 6400 South Quebec, Englewood, Colorado from a partnership in which our President is the sole partner, on terms comparable to the existing market for similar facilities.

         During 2001, Equitex's President, Henry Fong, and two companies in which he is the sole officer and director, loaned us a total of $88,150 of which $26,525 was repaid prior to year end. Additional loans totaling $80,050 were made between January 1, 2002 and September 30, 2002. Payments on these loans totaling $82,682 were made during the nine months ended September 30, 2002 resulting in a remaining principal balance of $58,993 as of that date. These notes bear interest at either 10% or 8% per annum and are due on demand.

         In November 2001, Scott Lucas, a director of Equitex and President of Key loaned $100,000 to us. This note is due in November 2002, bears interest at 9% per annum payable quarterly and may be converted to common stock at any time at 80% of the average closing price of the common stock as reported by the Nasdaq Stock Market for the 10 days immediately preceding conversion. The total principal and interest balance on this note remains outstanding as of the filing of this report. In connection with this note, Mr. Lucas also received warrants to purchase 10,000 shares of our common stock at $4.00 per share and warrants to purchase 10,000 shares of our common stock at $5.00 per share both exercisable until November 2004.


                                   PROPOSAL 2

                         TO AMEND PARAGRAPH FOUR OF THE
                          CERTIFICATE OF INCORPORATION
                   TO CAUSE A ONE-FOR-SIX REVERSE STOCK SPLIT
                               OF THE COMMON STOCK

        Our board of directors recommends an amendment to Equitex's Certificate of Incorporation to cause an exchange of each outstanding six shares of common stock for one share of common stock. Because of a recent decline in our share price and for the reasons discussed below in the section entitled "Description of and Reasons for the Proposed Reverse Stock Split", our board of directors recommends this one-for-six reverse stock split. Adoption of the proposed amendment to Paragraph Four of Equitex's Certificate of Incorporation will effect a one-for-six reverse stock split whereby every six shares of our currently authorized and outstanding common stock, our old common stock, will be exchanged for one share of newly created common stock, our new common stock. To the extent affected by the proposed reverse stock split, the number of shares of our new common stock into which the authorized and outstanding shares of our Series D preferred stock, Series G preferred stock, Series I preferred stock and Series J preferred stock will convert, shall be adjusted in accordance with the antidilution provisions contained in their respective Certificates of Designation.

        Equitex has an authorized capital of 50,000,000 shares of common stock. The authorized capital of Equitex will not be reduced or otherwise affected by the reverse split. The number of issued and outstanding shares of our common stock on November 22, 2002, the record date for entitlement to notice of a vote at the annual meeting, was ___________. Based upon our best estimate, the aggregate number of shares of common stock that will be issued and outstanding on December 27, 2002, after giving effect to the reverse split, is ____________ and the number of treasury stock will be ________. A copy of Paragraph Four of the Certificate of Incorporation as it would read following adoption of this proposal is included herewith as Exhibit 1.

         DESCRIPTION OF AND REASONS FOR THE PROPOSED REVERSE STOCK SPLIT

        The continued listing requirements of the Nasdaq SmallCap Market for our common stock require, among other things, a company to maintain, a minimum bid price per share of $1.00. As of the date of this proxy statement, we are not in compliance with this requirement. Our board of directors believe that a reverse stock split may have the effect of increasing the market price per share of our common stock and allowing the common stock to continue to be included on the Nasdaq system, although there can be no assurance that the market price of our common stock will rise in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split or that the post-reverse stock split market price can be maintained.

        Our board of drectors has determined that continued listing of our common stock on the Nasdaq system is in the best interest of the stockholders. If our stock were removed from the Nasdaq system, trading, if any, would thereafter be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq inclusion requirements. As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock. In addition, if our common stock were removed from the Nasdaq system, it would be subject to so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. Consequently, removal from the Nasdaq system, if it were to occur, could affect the ability or willingness of broker-dealers to sell our common stock and the ability of purchasers to sell our common stock in the secondary market. Delisting by Nasdaq also could adversely affect our performance under certain agreements with some investors relating to maintenance of the Nasdaq listing and to registration of certain shares for sale.

        We also believe that low trading prices of our common stock may have an adverse impact upon the efficient operation of the trading market in the securities. In particular, brokerage firms often charge a greater percentage commission on low-priced shares than that which would be charged on a transaction in the same dollar amount of securities with a higher per share price. A number of brokerage firms will not recommend purchases of low-priced stock to their clients or make a market in such shares, which tendencies may adversely affect us. Stockholders should note that the effect of the reverse split upon the market prices for our common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of our new common stock after the reverse stock split will be six times the prices for shares of our old common stock immediately prior to the reverse stock split.

        Holders of our old common stock will not be required to recognize any gain or loss as the result of any exchange of securities which occurs upon approval of the reverse stock split. The tax basis of the aggregate shares of new common stock received by present stockholders will be equal to the basis of the aggregate shares of our old common stock exchanged for such new common stock. The holding period for shares of our new common stock will include the holding period of our old common stock when calculated for purposes of taxation or sales under Rule 144 of the rules and regulations promulgated under the Securities Act of 1933, as amended. Rule 144 requires that "restricted securities" as defined in Rule 144, be held at least one year before routine sales can be made in accordance with the provisions of the rule. Rule 144 provides that shares issued in a reverse stock split are deemed to have been held from the date of acquisition of the shares involved in the reverse stock split. Therefore, the reverse stock split, if approved, will not effect the beginning of a new holding period for the shares of our new common stock, which will be deemed to have been held from the date of acquisition of the shares of our old common stock exchange therefor.

EXCHANGE OF STOCK CERTIFICATES AND DETERMINATION OF NUMBER OF SHARES ISSUABLE UPON SUCH EXCHANGE

        If this Proposal Number Two is adopted by the stockholders, one share of our new common stock would be exchanged for each six shares of our old common stock. Shares of our new common stock may be obtained by surrendering certificates representing shares of our old common stock to our transfer agent, Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

WE HAVE ESTABLISHED JUNE 30, 2003 AS THE DEADLINE FOR THE EXCHANGE OF CERTIFICATES AT NO EXPENSE TO OUR CURRENT STOCKHOLDERS. THEREAFTER, CERTIFICATES OF OUR OLD COMMON STOCK WILL BE EXCHANGEABLE FOR SHARES OF OUR NEW COMMON STOCK FOR A FEE TO BE PAID BY THE STOCKHOLDER TO OUR TRANSFER AGENT, WHICH IS PRESENTLY $30.00 PER CERTIFICATE.

         To determine the number of shares of our new common stock issuable to any record holder, the total number of shares represented by certificates issued in the name of that record holder as set forth on the records of our transfer agent (on the date upon which the reverse split becomes effective) will be divided by six; provided, however, no fractional shares of our new common stock will be issued as a result of the reverse split. In lieu thereof, each stockholder whose shares of our old common stock are not evenly divisible by six will receive one additional share of our new common stock for the fractional share of our new common stock that such stockholder would otherwise be entitled to receive as a result of the reverse stock split. The holder will, upon surrender of the share certificate(s) representing shares of our old common stock, receive a share certificate representing the appropriate number of shares of our new common stock. Holders of certificates of our old common stock may transmit their certificates to our transfer agent whenever they wish to obtain shares of our new common stock. We will not require any stockholder to exchange his certificate(s) of our old common stock for our new common stock.

         The reverse stock split would become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation related thereto with the Delaware Secretary of State. If the reverse stock split is approved by the stockholders, our board of directors intends to cause the Certificate of Amendment to be filed as soon as practicable thereafter; however, our board of directors may without further action of the stockholders abandon the amendment.

EFFECTS OF APPROVAL OF PROPOSAL NUMBER TWO

         Theoretically, the market price of our common stock should increase approximately six-fold following the proposed reverse stock split. It is hoped that this will comply with Nasdaq's minimum bid price requirement and result in a price level which will overcome the reluctance, policies and practices of broker-dealers referred to above and increase interest in our securities by investors. However, there can be no assurance that the foregoing will occur or that the per share price level of our new common stock immediately after the proposed reverse stock split actually will increase six-fold or be maintained at that level for any period of time.

         A further effect of the reverse stock split would be a proportionate adjustment to the exercise price or conversion rate of our outstanding warrants and options.

VOTE REQUIRED

         The affirmative vote of the majority of the outstanding shares entitled to vote thereon will be required to adopt the proposed amendment to Paragraph Four of the Certificate of Incorporation.

                                   PROPOSAL 3

                       APPOINTMENT OF INDEPENDENT AUDITORS

         Our board of directors has appointed the firm of Gelfond Hochstadt Pangburn, P.C. as independent auditor of Equitex for the year ending December 31, 2002. A representative of Gelfond Hochstadt Pangburn, P.C. is not expected to be present at the meeting.

AUDIT FEES

         Gelfond Hochstadt Pangburn, P.C. served as Equitex's auditors for the year ended December 31, 2001. Fees billed by Gelfond Hochstadt Pangburn, P.C. for audit services rendered with respect to the year ended December 31, 2001 were $99,120, which includes out-of-pocket costs incurred in connection with these service. Fees billed by Gelfond Hochstadt Pangburn, P.C. for reviews of the financial statements included in our quarterly reports on Form 10-Q duirng 2001 were $22,760. There are no existing direct or indirect understandings or agreements between Equitex and Gelfond Hochstadt Pangburn, P.C. that place a limit on current or future years' audit fees.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEes

         For the year ended December 31, 2001, we paid no fees to Gelfond Hochstadt Pangburn, P.C. for financial information systems design and implementation.

ALL OTHER FEES

         All other fees billed by Gelfond Hochstadt Pangburn, P.C. with respect to the year ended December 31, 2001 were $75,490. These fees were billed for tax services, services related to mergers and acquisitions, and services related to Equitex's filings with the Securities and Exchange Commission other than those on Forms 10-K and 10-Q.

         The audit committee of our board of directors has reviewed the fees charged by Gelfond Hochstadt Pangburn, P.C. and determined they are compatible with maintaining auditor independence.

VOTES REQUIRED

         A majority of the votes cast at the meeting by stockholders entitled to vote thereon will be required to ratify the appointment of the independent auditors.

                              FINANCIAL INFORMATION

         A copy of Equitex's annual report on Form 10-K for the year ended December 31, 2001, is being sent to stockholders with this proxy statement.

                                  OTHER MATTERS

         Management of Equitex knows of no other matter which may come before the annual meeting. However, if any additional matters are properly presented at the annual meeting, it is intended that the person named in the enclosed proxy statement, or his substitute, will vote such proxy in accordance with his judgment on such matters.

                              STOCKHOLDER PROPOSALS

         Any stockholder proposing to have any appropriate matter brought before the 2003 Annual Meeting of Stockholders, tentatively scheduled for June 30, 2003, must submit such proposal in accordance with the proxy rules of the Securities and Exchange Commission. Such proposals should be sent to Thomas B. Olson, Secretary, Equitex, Inc., 7315 East Peakview Avenue, Englewood, Colorado 80111, for receipt no later than March 31, 2002.

                                  EQUITEX, INC.
                                  By Order of the  Board of Directors:

                                  Thomas B. Olson
                                  Secretary

Date: November 27, 2002

                                    EXHIBIT 1


         4. After the stock split described in the following paragraph, the total number of shares of stock which the corporation shall have authority to issue is fifty-two million (52,000,000) shares, of which fifty million (50,000,000) shares shall be common stock having a par value of $.04 per share, and two million (2,000,000) shares shall be preferred stock, having a par value of $.01 per share (the "Preferred Stock").

The common stock of Equitex will be reverse split on a one-for-six basis so that each share of common stock, $.02 par value, issued and outstanding immediately prior to the effective date shall automatically be converted into and reconstituted as one-sixth of a share of Equitex's common stock, $.04 par value. No fractional shares will be issued by Equitex as a result of the reverse split. In lieu thereof, each stockholder whose shares of common stock are not evenly divisible by six will receive one additional share of common stock for the fractional share that such stockholder would otherwise be entitled to as a result of the reverse stock split.

         The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:

         (I) The Board of Directors is expressly authorized at any time, and from time-to-time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (without limiting the generality of the foregoing) the following:

               (a)  The designation of the number of shares of such series.

               (b) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends may be paid in cash, shares of common stock or Preferred Stock or in assets of the corporation, and whether such dividends shall be cumulative or noncumulative.

               (c) Whether the shares of such series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

               (d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

               (e) Whether or not the shares of such series shall be convertible into or exchangeable for any other class or classes or for any other series of any class or classes or capital stock of the Corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

               (f) To the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise.

               (g) The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

               (h) The rights of the holders of the shares of such series upon the dissolution or winding up of, or upon the distribution of assets of, the corporation.

         (II) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever.

--------------------------------------------------------------------------------


                                      PROXY

--------------------------------------------------------------------------------



                                  EQUITEX, INC.
                            7315 East Peakview Avenue
                      Greenwood Executive Park, Building 8
                            Englewood, Colorado 80111

         ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 27, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stock-holder of Equitex, Inc. appoints Henry Fong or Thomas B. Olson as attorneys and proxies to attend and vote all of the shares of the common stock of Equitex standing in the name of the undersigned at the 2002 Annual Meeting of Stockholders on December 27, 2001, at 9:00 Mountain Standard Time, and at any postponements or adjournments that may take place:

         1. To elect the following five directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified: Henry Fong, Russell L. Casement, Aaron A. Grunfeld, Joseph W. Hovorka and James P. Welbourn.

                  For all nominees:  _____

                  Withhold authority to vote for all nominee(s): _____

                  Withhold authority to vote for the following nominee(s):
                  ________________________________

         2. To amend Paragraph Four of the Certificate of Incorporation to cause a one share for six share reverse stock split of the common stock.

                  For ______             Against ______          Abstain ______

         3.        To ratify the appointment of Gelfond Hochstadt Pangburn, P.C.
                   as the independent auditor of the Company for the year ended December 31, 2002.

                  For ______             Against ______          Abstain ______

         4. To transact such other business as may properly come before the meeting.

         The shares represented by this proxy card will be voted as specified by you. This proxy will be voted in accordance with the discretion of the proxies on any other business.

         Please mark, date and sign your name exactly as it appears on the label, and return it in the enclosed envelope as promptly as possible. It is important to return this proxy properly signed to exercise your right to vote if you choose not do not attend the meeting and vote in person. When signing as agent, partner, attorney, administrator, guardian, trustee or in any other fiduciary or official capacity, please indicate your title. If stock is held jointly, each joint owner must sign.

Date:                                    Signature(s):_________________________
      ----------------

Address, if different from that on label:     ------------------------------
                                              Street Address
                                              ------------------------------
                                              City, State and Zip Code
                                              ------------------------------
                                              Number of shares

Please check if you intend to be present at the meeting: ______